Exhibit 99.1

Media Contact: William H. Galligan      Phone: 816/983-1551
bgalligan@kcsouthern.com

Kansas City Southern Reports Record Third Quarter 2011 Carloadings and Revenue; Operating Income Increases 57%

Third Quarter 2011 Results

•	Record revenues of $545 million, up 24% from prior year or 16%, adjusted for the 2010 hurricane impact

•	Operating income of $182 million, an increase of 57%, or 19% adjusted for hurricane-related impacts and a 2010 post-employment expense benefit

•	Reported operating ratio of 66.6% or 71.3% adjusted for the hurricane-related impact

•
Reported diluted earnings per share were $0.91 for the third quarter 2011 up from $0.48 in the third quarter 2010. Adjusted for hurricane-related impacts, a 2010 post-employment expense benefit, and debt retirement costs, diluted earnings per share were $0.78 and $0.59 respectively.

Kansas City, MO, October 21, 2011. Kansas City Southern (KCS) (NYSE:KSU) reported third quarter 2011 revenues of $545 million, a 24% increase compared to the corresponding 2010 period. Adjusted for last year's estimated revenue loss due to Hurricane Alex, revenues increased 16%. Overall, carload volumes were 13% higher than last year or 7% higher adjusted for the hurricane.

On a reported basis, Automotive revenues were up 58% compared to a year ago. Intermodal revenues also showed strength increasing 38% over the same time period. Other revenue improvements were Industrial & Consumer Products, 32%; Chemical & Petroleum, 19%; Coal, 17%; and Agriculture & Minerals, 11%.

Operating expenses for the third quarter were $363 million, 13% higher than the corresponding 2010 period, or 14% higher adjusted for hurricane-related impacts and a 2010 post-employment expense benefit. The increase was primarily due to higher volumes, fuel expense and compensation and benefits expense. The increase in fuel expense was primarily the result of higher average fuel prices in the third quarter of 2011 and reduced fuel consumption in the third quarter of 2010 resulting from the extended closure of the main KCSM rail corridor due to Hurricane Alex. The increase in compensation and benefits expense was primarily attributable to wage rate increases, higher volumes, and the decreased value of the Mexican peso compared to the U.S. dollar. Operating income for the third quarter of 2011 was $182 million, which was 57% higher than 2010, or 19% adjusted for hurricane-related impacts and the 2010 post-employment expense benefit. KCS's third quarter 2011 operating ratio adjusted for the hurricane-related impact was 71.3%, or 66.6% on a reported basis.

KCS reported net income available to common stockholders in the third quarter 2011 of $100 million, or $0.91 per diluted share, compared to $50 million, or $0.48 per diluted share in third quarter 2010. Adjusted for the hurricane-related impacts, the 2010 post-employment expense benefit and debt retirement costs, adjusted diluted earnings per share were $0.78 and $0.59 respectively.

“Kansas City Southern reported solid third quarter 2011 results,” stated David L. Starling, president and chief executive officer. “The company posted record carloadings and revenues and experienced strong year-over-year and sequential growth.

“These achievements are all the more impressive given the operating challenges caused by prolonged flooding in the Midwest, particularly along the Missouri River. The flooding resulted in the closure of a primary rail line into Kansas City from mid-June through Labor Day, which significantly disrupted grain and coal traffic. Given the difficult conditions, our operations and marketing teams did an outstanding job of maintaining service to our customers and keeping the negative impacts to a minimum.

“During the quarter, KCS continued to strengthen its financial position by amending and restating credit facilities at both KCSR and KCSM. The facilities improve liquidity and financial flexibility as well as extend the maturity dates. Also during the third quarter, KCS settled all Hurricane Alex insurance claims.

“While there persists an understandable level of anxiety in the financial markets over the state of the economy, KCS has experienced consistent growth. With the weather challenges behind us, we remain confident that our mid-single digit volume and mid-teen revenue growth guidance for 2011 is attainable.”

GAAP RECONCILIATIONS ($ in millions, except per share amounts)

Reconciliation of Diluted Earnings per Share to Adjusted Diluted Earnings per Share	Three Months Ended September 30,
	2011	2010
Diluted earnings per share	$0.91	$0.48
Adjustment for debt retirement costs	0.02	0.01
Adjustment for gain on insurance recoveries	(0.15)	—
Adjustment for estimated impact from Hurricane Alex	—	0.14
Adjustment for post-employment expense benefit	—	(0.04)
Adjusted diluted earnings per share - see (a) below	$0.78	$0.59

Reconciliation of Revenues to Adjusted Revenues	Three Months Ended September 30,
	2011	2010
Revenues as reported	$544.5	$438.3
Adjustment for estimated impact from Hurricane Alex	—	33.0
Adjusted revenues - see (a) below	$544.5	$471.3

Reconciliation of Operating Expenses to Adjusted Operating Expenses	Three Months Ended September 30,
	2011	2010
Operating expenses as reported	$362.7	$322.3
Adjustment for estimated impact from Hurricane Alex	—	11.0
Adjustment for gain on insurance recoveries	25.6	—
Adjustment for post-employment expense benefit	—	6.2
Adjusted operating expenses - see (a) below	$388.3	$339.5

Operating income as reported	$181.8	$116.0
Adjusted operating income	$156.2	$131.8

Operating ratio (b) as reported	66.6%	73.5%
Adjusted operating ratio - see (a) below	71.3%	72.0%

(a)
The Company believes adjusted diluted earnings per share, revenues, operating expenses and operating ratio are meaningful as it allows investors to evaluate the Company's performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of the Company.

(b)	Operating ratio is operating expense as a percentage of revenues.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de México, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This news release contains “forward-looking statements” within the meaning of the securities laws concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The words “projects,” “estimates,” “forecasts,” “believes,” “intends,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based upon information currently available to management and management's perception thereof as of the date of this news release. Differences that actually occur could be caused by a number of external factors over which management has little or no control, including: competition and consolidation within the transportation industry; the business environment in industries that produce and consume rail freight; revocation of the rail concession of KCS's subsidiary, Kansas City Southern de México, S.A. de C.V.; the termination, or failure to renew, agreements with customers, other railroads and third parties; interest rates; access to capital; disruptions to the KCS's technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; market and regulatory responses to climate change; credit risk of customers and counterparties and their failure to meet their financial obligation; legislative and regulatory developments and disputes; rail accidents or other incidents or accidents along the KCS's rail network, facilities or customer facilities involving the release of hazardous materials, including toxic inhalation hazards; fluctuation in prices or availability of key materials, in particular diesel fuel; changes in securities and capital markets; loss of key personnel; labor difficulties, including strikes and work stoppages; insufficiency of insurance to cover lost revenue, profits or other damages; acts of terrorism or risk of terrorist activities; war or risk of war; and other factors affecting the operation of the business; domestic and international economic conditions; political and economic conditions in Mexico and the level of trade between the United States and Mexico; the outcome of claims and litigation involving KCS or its subsidiaries. More detailed information about these factors may be found in filings by KCS with the Securities and Exchange Commission, including the KCS's Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 1-4717) and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  KCS is not obligated to update any forward-looking statements in this news release to reflect future events or developments.

Kansas City Southern
Consolidated Statements of Income
(In millions, except share and per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues	$544.5	$438.3	$1,568.0	$1,336.2
Operating expenses:
Compensation and benefits	109.3	87.3	314.1	271.7
Purchased services	50.6	48.0	153.5	140.9
Fuel	86.5	61.8	258.0	191.7
Equipment costs	41.4	37.5	125.5	117.5
Depreciation and amortization	47.9	46.1	139.1	138.8
Gain on insurance recoveries related to hurricane damage	(25.6)	—	(25.6)	—
Materials and other	52.6	41.6	142.2	124.2
Total operating expenses	362.7	322.3	1,106.8	984.8

Operating income	181.8	116.0	461.2	351.4
Equity in net earnings of unconsolidated affiliates	4.7	5.2	13.6	16.2
Interest expense	(32.2)	(36.2)	(97.7)	(122.5)
Debt retirement costs	(3.9)	(1.9)	(14.2)	(49.3)
Foreign exchange gain (loss)	(7.2)	2.0	(6.9)	3.2
Other income, net	0.6	2.4	2.3	3.9

Income before income taxes	143.8	87.5	358.3	202.9
Income tax expense	43.7	34.7	122.4	78.5

Net income	100.1	52.8	235.9	124.4
Less: Net income (loss) attributable to noncontrolling interest	0.3	(0.1)	1.3	(1.2)

Net income attributable to Kansas City Southern and subsidiaries	99.8	52.9	234.6	125.6
Preferred stock dividends	—	2.7	1.5	8.2

Net income available to common stockholders	$99.8	$50.2	$233.1	$117.4
Earnings per share:
Basic earnings per share	$0.91	$0.49	$2.16	$1.18
Diluted earnings per share	$0.91	$0.48	$2.13	$1.17

Average shares outstanding (in thousands):
Basic	109,515	102,082	107,752	99,337
Potentially dilutive common shares	347	7,428	2,052	7,485
Diluted	109,862	109,510	109,804	106,822

Kansas City Southern
Revenue & Carloads/Units by Commodity - Third Quarter 2011 and 2010

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Third Quarter		%	Third Quarter		%	Third Quarter		%
	2011	2010	Change	2011	2010	Change	2011	2010	Change

Chemical & Petroleum
Agri Chemicals	$4.9	$5.2	(6%)	3.5	3.3	6%	$1,400	$1,576	(11%)
Other Chemicals	45.2	37.2	22%	26.1	25.2	4%	1,732	1,476	17%
Petroleum	27.6	24.5	13%	19.1	17.3	10%	1,445	1,416	2%
Plastics	26.0	19.9	31%	16.6	15.0	11%	1,566	1,327	18%
Total	103.7	86.8	19%	65.3	60.8	7%	1,588	1,428	11%

Industrial & Consumer Products
Forest Products	62.5	50.2	25%	33.3	32.2	3%	1,877	1,559	20%
Metals & Scrap	54.2	37.6	44%	32.5	24.8	31%	1,668	1,516	10%
Other	20.1	16.1	25%	21.0	18.0	17%	957	894	7%
Total	136.8	103.9	32%	86.8	75.0	16%	1,576	1,385	14%
Agriculture & Minerals
Grain	48.2	49.9	(3%)	29.4	31.2	(6%)	1,639	1,599	3%
Food Products	38.5	30.1	28%	17.3	16.4	5%	2,225	1,835	21%
Ores & Minerals	14.8	12.2	21%	11.9	11.7	2%	1,244	1,043	19%
Stone, Clay & Glass	6.6	5.0	32%	3.6	2.9	24%	1,833	1,724	6%
Total	108.1	97.2	11%	62.2	62.2	—	1,738	1,563	11%
Coal
Unit Coal	64.6	55.7	16%	63.1	64.1	(2%)	1,024	869	18%
Other Coal	9.8	7.9	24%	11.2	10.1	11%	875	782	12%
Total	74.4	63.6	17%	74.3	74.2	—	1,001	857	17%

Intermodal	65.7	47.7	38%	208.0	170.3	22%	316	280	13%

Automotive	36.7	23.3	58%	21.4	16.5	30%	1,715	1,412	21%
TOTAL FOR COMMODITY GROUPS	525.4	422.5	24%	518.0	459.0	13%	$1,014	$920	10%
Other Revenue	19.1	15.8	21%
TOTAL	$544.5	$438.3	24%

Kansas City Southern
Revenue & Carload/Units by Commodity - Year to Date September 30, 2011 and 2010

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Year to Date		%	Year to Date		%	Year to Date		%
	2011	2010	Change	2011	2010	Change	2011	2010	Change

Chemical & Petroleum
Agri Chemicals	$16.5	$17.4	(5%)	11.0	11.1	(1%)	$1,500	$1,568	(4%)
Other Chemicals	131.4	114.2	15%	78.2	75.5	4%	1,680	1,513	11%
Petroleum	86.0	75.6	14%	57.4	55.0	4%	1,498	1,375	9%
Plastics	73.6	62.6	18%	48.7	45.9	6%	1,511	1,364	11%
Total	307.5	269.8	14%	195.3	187.5	4%	1,575	1,439	9%

Industrial & Consumer Products
Forest Products	174.0	148.4	17%	96.8	95.8	1%	1,798	1,549	16%
Metals & Scrap	149.1	115.0	30%	90.4	76.7	18%	1,649	1,499	10%
Other	57.2	49.5	16%	62.3	54.2	15%	918	913	1%
Total	380.3	312.9	22%	249.5	226.7	10%	1,524	1,380	10%
Agriculture & Minerals
Grain	158.1	164.9	(4%)	95.0	102.5	(7%)	1,664	1,609	3%
Food Products	113.6	98.7	15%	53.0	52.5	1%	2,143	1,880	14%
Ores & Minerals	43.9	39.7	11%	37.0	36.1	2%	1,186	1,100	8%
Stone, Clay & Glass	19.1	15.8	21%	10.3	9.8	5%	1,854	1,612	15%
Total	334.7	319.1	5%	195.3	200.9	(3%)	1,714	1,588	8%
Coal
Unit Coal	178.6	152.6	17%	179.1	180.6	(1%)	997	845	18%
Other Coal	28.4	23.3	22%	32.2	30.7	5%	882	759	16%
Total	207.0	175.9	18%	211.3	211.3	—	980	832	18%

Intermodal	181.9	139.9	30%	578.5	492.4	17%	314	284	11%

Automotive	102.2	69.3	47%	62.0	51.8	20%	1,648	1,338	23%
TOTAL FOR COMMODITY GROUPS	1,513.6	1,286.9	18%	1,491.9	1,370.6	9%	$1,015	$939	8%
Other Revenue	54.4	49.3	10%
TOTAL	$1,568.0	$1,336.2	17%